Exhibit 10.16

SEK 312,500,000

REVOLVING CREDIT AND TERM LOAN FACILITY

AGREEMENT

between

ELFA INTERNATIONAL AB

as

Borrower

and

TJUSTBYGDENS SPARBANK AB

as

Bank

dated April 27th, 2009

TABLE OF CONTENTS
PREAMBLE
1.	DEFINITIONS	3
2.	THE FACILITY	6
3.	CONDITIONS FOR UTILISATION, etc.	7
4.	UTILISATION REQUESTS, etc.	8
5.	MARKET DISRUPTION	9
6.	PREPAYMENT AND CANCELLATION	9
7.	INTEREST	10
8.	THE BORROWER’S PAYMENT OBLIGATIONS	10
9.	COSTS	11
10.	FACILITY FEE AND CREDIT FEE	11
11.	REPRESENTATIONS	11
12.	UNDERTAKINGS	13
13.	EVENTS OF DEFAULT	15
14.	CHANGE IN CIRCUMSTANCES AND INCREASED COSTS, etc.	16
15.	SET OFF	17
16.	ASSIGNMENT	17
17.	NOTICES, etc.	18
18.	LIMITATION OF THE BANK’S LIABILITY	19
19.	AMENDMENTS	19
20.	TERM	19
21.	GOVERNING LAW AND JURISDICTION	19
Appendix 1		21
Appendix 2		22

PREAMBLE

Tjustbygdens Sparbank AB, org no. 516401-0224, hereinafter referred to as the “Bank”, and Elfa International AB, org no. 556516-2012, hereinafter referred to as the “Borrower”, have this day due to the executed down-stream merger between the Borrower (surviving entity) and Elfa Group AB, org no. 556568-8875, agreed to replace the Loan Agreement dated August 13th 2007. Thus the Bank and the Borrower have this day entered into the following

REVOLVING CREDIT AND TERM LOAN FACILITY AGREEMENT

1.                                      DEFINITIONS

In this Agreement, the following terms and expressions shall have the meaning set forth below:

“Banking Day”	means a day (other than a Saturday, Sunday or holiday) on which banks are open for general business in Stockholm for the kind of transactions contemplated by this Agreement;

“Default”

means an Event of Default or any event or circumstance specified in Clause 13 which would (with the expiry of a grace period, the giving of notice, the making of any determination under this Agreement or any combination of any of the foregoing) be an Event of Default;

“Equity Ratio”

means the Shareholders’ Equity divided by the Group’s total assets provided that generally accepted accounting principles are used. For the purpose of the calculation any write-down (not amortization) of goodwill will be added back to the balance of both equity and goodwill;

“EBITDA”

means operating profit before depreciation provided that generally accepted accounting principles are used. For the purpose of the calculation any deduction for non-recurring and unusual charges and expenses will be added back;

“Event of Default”	means event or circumstance specified as such in Clause 13;

“Facility”	means the revolving credit and term loan facility provided by the Bank pursuant to this Agreement divided into

Facility A and Facility B;

“Facility A”

means the term loan facility in the aggregate amount of SEK 137,500,000 (originally SEK 175,000,000 in loan agreement dated August 13th 2007) made available under this Agreement as described in Clause 2;

“Facility A Loan”	means the loan in the aggregate amount of SEK 137,500,000 made or to be made under Facility A or the principal amount outstanding for the time being of that loan;

“Facility Amount”	means SEK 312,500,000 (originally SEK 350,000,000 in loan agreement dated August 13th 2007) or such lower amount as may follow by the provisions of this Agreement;

“Facility B”	means the revolving credit facility in the aggregate amount of SEK 175,000,000 made available under this Agreement as described in Clause 2;

“Facility B Loan”	means each separate amount of principal disbursed to the Borrower under this Agreement as a Facility B Loan or the principal amount outstanding for the time being of each such loan;

“Facility Period”	means unless otherwise prescribed by the provisions of this agreement, the period commencing with the entry into force of this Agreement pursuant to Clause 3.1 up to and including August 30th 2014;

“Loan”	means each of the Facility A Loan and any Facility B Loan;

“Financial Indebtedness”	means indebtedness relating to:

(a) loans that have been raised or credit facilities that have been utilised;

(b) issued convertible debentures, debentures, bonds, notes or similar instruments;

(c) rental, purchase, or leasing agreements which, according to generally accepted accounting principles, are to be capitalized and regarded as financial leasing;

(d) assigned claims, unless such assignments have taken place without the assignee being entitled to make any claims against the assignor;

(e) derivatives transactions, however, when the amount of such indebtedness shall be calculated, only the current market value shall be taken into account;

(f) counter-guarantees or other payment undertakings relating to guarantees, letters of credit and other similar instruments or documents which have been issued or accepted by a bank or other financial institution;

(g) other legal transactions, including futures contracts which, from a commercial perspective, are to be equated with indebtedness; and

(h) obligations pursuant to guarantees or indemnity letters obligations which have been issued as security for any indebtedness as referred to in sub clause (a) - (g) above;

“Group”	means the Borrower and any of its Subsidiaries from time to time;

“Interest Determination Day”	means the day which occurs two Banking Days prior to the commencement of any Interest Period or Loan Period, as the case may be;

“Interest Period”	means as regards Facility B Loan seven (7) days; or such other period as agreed between the Bank and the Borrower;

“Loan Period”

means as regards each Facility A Loan, the period of 3, 6, or 12 months (or such other period as agreed between the Bank and the Borrower) commencing on the Utilisation Date, provided however that under no circumstances shall the Loan Period for a Facility A Loan expire after the Termination Date for Facility A;

“Margin”	means 1,775 percent units;

“Market Disruption Event”

means that at or about 11.00 a.m. on an Interest Determination Date for the relevant Interest Period or Loan Period, as the case may be, the Bank’s cost of obtaining matching deposits in the market would be in excess of STIBOR and the reason for this is not the Bank’s own credit standing;

“Net Debt”	means the sum of interest-bearing debts less cash in hand;

“Repayment Date”	means in respect of the Facility A Loan, the Termination Date for the Facility A Loan or any other date that may follow by the provisions of this Agreement and in respect of each Facility B Loan, the last Banking Day in each Interest Period or any other date that may follow by the provisions of this Agreement;

“Shareholders Equity”	means the Group’s shareholders’ equity (including minority interest according to Appendix 2 (2)), determined in accordance with generally accepted accounting principles;

“STIBOR”

means the interest rate which is published on the “SIOR” page on the Reuters information system (or through such other information system or on such other page as replaces the aforesaid system or page) and which constitutes the arithmetic mean of the interest rates which, at approximately 11.00 a.m. on the Interest Determination Date in question, are published by banks on the interbank market in Stockholm for a period equivalent to the Interest Period in question;

“Subsidiary”

means a legal entity which is affiliated with a company as a subsidiary (Sw. dotterbolag) as described in Chapter 1, 11 § of the Swedish Companies Act (2005:551) (or in such other provision as may replace this provision);

“Termination Date”	means

(a) in respect of Facility A August 30th 2014; and

 (b) in respect of Facility B August 30th 2009. If the Borrower complies with the agreed covenants and other general conditions the Facility B will automatically be prolonged by one year on an annual basis;

“Utilisation Date”	means, as regards each Loan, the Banking Day agreed with the Borrower on which the Loan shall be disbursed in pursuant to Clause 4.2;

“Utilisation Request”	means a notice substantially in the form set out in Appendix 1.

2.                                      THE FACILITY

2.1                               Subject to the terms and conditions of this Agreement the Bank makes available to the Borrower a term loan in the aggregate amount of Facility A to be utilised by the drawing of one loan and a revolving credit facility in an aggregate amount of Facility B to be utilised by the drawing of loans.

Outstanding debt to the Bank assigned to the Loan Agreement dated August 13th 2007 shall be considered outstanding in this agreement.

2.2                               The Borrower shall apply all amounts borrowed by it under the Facility towards refinancing existing debt and financing working capital, machinery, equipment, real estate and acquisitions by the Borrower and its Subsidiaries. The Bank is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

3.                                      CONDITIONS FOR UTILISATION, etc.

3.1                               This Agreement shall enter into force upon execution by the parties. However, the Borrower shall not be entitled to deliver a Utilisation Request prior to the Bank having received the following documents:

(a)                                 a certified copy of the current certificate of registration;

(b)                                 a copy of the constitutional documents of the Borrower;

(c)                                  a copy of the board resolution confirming that the Borrower shall enter into this Agreement; and

(d)                                 Pledge agreements concerning agreed securities in form and substance satisfactory to the Bank

(e)                                  a letter of approval from The Container Store Inc., Dallas, USA, concerning this Agreement and concerning necessary changes in the Group’s pledges and other securities due to the executed merger between Elfa Group AB and Elfa International AB.

In the event of any change to the information set forth in the document specified under (a) above regarding the authorising of a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement, the Borrower hereby undertakes to forthwith provide the Bank with a new document evidencing such changes. However, the Bank shall be entitled to rely upon the information contained in the original document until such time as the Bank has received the new document.

3.2                               The Bank’s disbursement of any Loan shall be conditional upon:

(a)                                 no Default has occurred and no circumstances are prevailing which constitute a right of termination for the Bank in accordance with Clauses 6.4, 13 or 14;

(b)                                 the aggregated amount of all Loans, following disbursement of the requested Loan, do not exceed neither the Facility Amount nor, following disbursement of a Facility A Loan, the aggregate amount of all

Facility A Loans does not exceed Facility A amount and nor, following disbursement of a Facility B Loan, the aggregate amount of all Facility B Loans does not exceed Facility B amount;

(c)                                  the terms and conditions set forth in Clause 4 having been met; and

(d)                                 a total of not more than six Loans will be outstanding under Facility B at the same time.

4.                                      UTILISATION REQUESTS, etc.

4.1                               The Borrower may utilise the Facility by sending Utilisation Requests by fax to the Bank marked to the attention of its department Företagsavdelningen, fax no. +46 490 815120 not later than 10.00 a.m. three Banking Days prior to the Utilisation Date.

4.2                               Each Utilisation Request shall show:

(a)                                 as regards a Loan to be disbursed under Facility A, the amount of the Loan which shall be a minimum amount of SEK 6,250,000 or integral multiples thereof;

(b)                                 the proposed Utilisation Date;

(c)                                  as regards the Facility B Loan, the proposed Interest Period and as regards a Facility A Loan, the proposed Loan Period; and

(d)                                 the account into which the Loan shall be disbursed.

Each Utilisation Request must be signed by the Borrower. The Borrower is responsible for ensuring that the officers of the Borrower who submit Utilisation Requests comply with any limitations on their authority to represent the Borrower.

4.3                               Each Utilisation Request shall be confirmed by the Bank sending a confirmation letter setting forth the specific terms and conditions by fax to the Borrower as soon as possible and not later than one Banking Day prior to the Utilisation Date. The Loan shall be governed by this Agreement and the specific terms and conditions contained in the confirmation without reference to this Agreement being required in the confirmation.

4.4                               In the event the last day of an Interest Period or a Loan Period falls on a day which is not a Banking Day, the Interest Period or Loan Period, as the case may be, shall be extended to the subsequent Banking Day, provided that such subsequent Banking Day does not fall in a new calendar month, in which case the last day of Interest Period or the Loan Period, as the case may be, shall fall instead on the immediately preceding Banking Day.

4.5                               Each Utilisation Request is irrevocable.

5.                                      MARKET DISRUPTION

If a Market Disruption Event occurs for any Interest Period or Loan Period, as the case may be, then the rate of interest for the Interest Period or Loan Period shall be the rate per annum which is the sum of:

(a)                                 the Margin; and

(b)                                 the rate expressed as a percentage rate per annum to be the cost to the Bank of funding the Loan from whatever source it may reasonably select.

6.                                      PREPAYMENT AND CANCELLATION

6.1                               The Borrower shall be entitled to prepay a Loan or part thereof, but if in part, by a minimum amount of SEK 6,250,000, prior to the Repayment Date if it gives the Bank not less than fifteen Banking Days prior written notice, provided that the Borrower indemnifies the Bank for any loss (for the avoidance of doubt save for the Margin) during the Loan Period resulting from any contracts where the interest rate has been fixed for that time period. After the Bank has received notice of prepayment of the Loan pursuant to the aforesaid, the Borrower shall be obliged to effect prepayment according to such notice.

6.2                               Any amount prepaid under Facility A may not be reborrowed.

6.3                               At any time during the Facility Period, the Borrower shall be entitled to cancel, in whole or in part, the undrawn part of the Facility B Amount in minimum amounts of SEK 10,000,000 or if less the unutilised amount of the Facility B Amount, subject to at least 10 days prior written notice to the Bank.

6.4                               If The Container Store Inc, Dallas, USA ceases to control the Borrower or any person or group of persons acting in concert gains control of the Borrower;

(a)                                 the Borrower shall promptly notify the Bank upon becoming aware of that event; and

(b)                                 the Bank shall be entitled to give notice of cancellation of its obligations under this Agreement and demand repayment of all Loans provided under this Agreement with accrued interest and other claims against the Borrower resulting from this Agreement, on the date which the Bank determines.

7.                                      INTEREST

7.1                               The rate of interest on each Loan for each Interest Period and for each Loan Period, as the case may be, is the percentage rate per annum which is the aggregate of the relevant STIBOR and the Margin.

7.2                               Interest will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days. Interest on the Facility B Loan will be calculated for the period from and including the first day in each Interest Period to the last day in such period. The first Interest Period shall start on the Utilisation Date and all other Interest Periods on the last day of its preceding Interest Period. Each Loan Period for a Facility A Loan shall start on the Utilisation Date and end on the Repayment Date.

7.3                               Accrued interest on the Facility B Loan shall be paid on the last day of each Interest Period (and, if the Interest Period is longer than six months, on the dates falling at six-monthly intervals after the first day of the Interest Period) and accrued interest on a Facility A Loan shall be paid on each Repayment Date (and if the Loan Period is longer than six months, on the each Banking Day falling at six monthly intervals after the first day of the Loan Period).

8.                                      THE BORROWER’S PAYMENT OBLIGATIONS

8.1                               The Borrower undertakes to repay the Facility A Loan by 22 equal consecutive quarterly instalments commencing on May 30th 2009 and to pay accrued interest on each Loan in accordance with the provisions of Clause 7.3. Payments shall be made into an account designated by the Bank in such time that the amount is freely available to the Bank not later than 11.00 a.m. on the due date for payment.

8.2                               If the Borrower fails to repay a Loan or interest thereon default interest shall accrue on the overdue amount from the due date up to the date of actual payment in full. Default interest shall be determined by the Bank and calculated as the higher of: (a) the interest rate which applied to the Loan in question during the Interest Period or Loan Period, as the case may be; or (b) the total of the Margin and the interest rate at which the Bank is able to refinance itself for the period(s) which the Bank determines, in both cases, with addition of two (2) percentage units.

8.3                               In the event of delay in payment of any due amounts pursuant to this Agreement other than those referred to in Clause 8.2 above, the Borrower shall pay default interest on the due amount from and including the due date for payment until full payment is made calculated on the total of the Margin and the interest rate at which the Bank may refinance itself on for period(s) which the Bank determines with addition of two (2) percentage units.

8.4                               Interest calculated pursuant to Clauses 8.2 and 8.3 shall be compounded after each refinancing period determined by the Bank.

8.5                               Any payment which is due to be made on a day that is not a Banking Day shall be made on the next Banking Day in the same calendar month (if there is one) or the preceding Banking Day (if there is not).

9.                                      COSTS

The Borrower shall indemnify the Bank on demand for any costs and expenses, including internal and external legal fees, in order to prove and enforce the Bank’s claims against the Borrower or any other person liable for payment thereof.

10.                               FACILITY FEE AND CREDIT FEE

The Borrower shall pay to the Bank;

(a)                                 an arrangement fee amounting to SEK 1,000,000. The fee is to be paid on the date of signing this Agreement.

(b)                                 a credit fee of 0,50% on unutilized credit at the end of each quarter related to Facility B Loan, starting January 1st 2009, billed in arrears for each quarter.

11.                               REPRESENTATIONS

11.1                        The Borrower represents and warrants to the Bank that as of the date of this Agreement:

(a)                                 It is a company, duly incorporated and validly existing under the law of its jurisdiction of incorporation;

(b)                                 it has full power and authority (corporate and other) to own its properties and other assets, to carry on its business as it is being conducted and to execute and deliver, and to perform all of its obligations under this Agreement;

(c)                                  it has the power to enter into, perform and deliver and has taken all necessary corporate action to authorise the execution, delivery and performance of this Agreement and the transactions contemplated by it;

(d)                                 the obligations expressed to be assumed by it in this Agreement are valid and legally binding obligations;

(e)                                  the entry into, execution, delivery and performance by it of, and the transactions contemplated by, this Agreement do not violate and will not conflict with in any respect any provisions of (a) any law or regulation or any order or decree of any authority, agency or court binding on it or (b) any mortgage, contract, agreement or other undertaking or instrument to which it is a party or which is binding on it or any of its assets or (c) its constitutional documents;

(f)                                   no Event of Default or Potential Event of Default, (a) has occurred which is continuing or (b) might reasonably be expected to result from the delivery of an Utilisation Request;

(g)                                  all authorisations required in connection with the performance and validity of this Agreement have been obtained and are in full force and effect;

(h)                                 the utilisation of the Facility will not cause any borrowing, guarantee or other financial limits binding on it to be exceeded;

(i)                                     its payment obligations under this Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally;

(j)                                    no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a material adverse effect have on the performance of its obligations under this Agreement and the transactions contemplated thereby have (to the best of its knowledge and belief) been started or threatened against it.

(k)                                 that it shall make all payments to be made by it without any tax deduction, unless a tax deduction is required by law and promptly upon becoming aware that it must make a tax deduction (i) notify the Bank, and (ii) increase the amount due from it to an amount which (after making any tax deduction) leaves an amount equal to the payment which would have been due if no tax deduction had been required;

(l)                                     under the law of its jurisdiction of incorporation it is not necessary that this Agreement be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Agreement or the transactions contemplated by this Agreement other than stamp duty in relation to issuance of new mortgage certificates (if any) as may be provided for any related security agreements ; and

(m)                             no encumbrance exists over all or any of the present or future revenues or assets of the Borrower except as permitted by Clause 12.2.

11.2                        The representations made in Clause 11.1 shall be deemed to be made and repeated by the Borrower on each Utilisation Date and on the first date of each Interest Period and each Loan Period, as the case may be, by reference to the facts and circumstances then subsisting.

12.                               UNDERTAKINGS

12.1                        The Borrower undertakes:

(a)                                 to immediately inform the Bank of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence;

(b)                                 to immediately inform the Bank of major future changes to the Group’s business and operations as well as future acquisition or sale of any property which is of material significance;

(c)                                  to immediately inform the Bank should events of material significance for the Group’s development occur or should material changes occur to the Group’s financial position, profit trend, liquidity or financing situation provided that such events or changes might have a material effect on the Borrower’s ability to perform its obligations under this Agreement;

(d)                                 to supply to the Bank as soon as the same become available, but in any event within 150 days after the end of each of its financial years, its audited consolidated financial statements for that financial year;

(e)                                  to supply to the Bank as soon as the same become available, but in any event within 60 days after the end of the first half of each of its financial years, its unaudited consolidated financial statements for that financial half year;

(f)                                   to otherwise on demand provide the Bank with such information concerning the Group which the Bank reasonably requests and which, in the Bank’s opinion, may be of significance for the Borrower’s or the Bank’s obligations pursuant to this Agreement; however, the Borrower shall only be obliged to provide the Bank with information to the extent that the provision of such information does not violate any contract which the Borrower or any Subsidiary has entered into with any securities exchange or authorised marketplace on which shares in, or securities issued by, the Borrower or any Subsidiary are listed;

(g)                                  to insure its assets and business to the extent and in a manner which is customary for companies of the same or similar operations as the Borrower;

(h)                                 to procure that its Subsidiaries insure their assets and their business to the extent specified in sub clause (g) above;

(i)                                     not to materially change its business operations compared with the manner in which such are presently conducted;

(j)                                    not (without the prior written consent of the Bank, which consent should not be unreasonably withheld) to merge with any other company;

(k)                                 to inform the Bank of any changes and/or plans of changes of the financing of it’s parent company The Container Store Inc;

(l)                                     not to pledge or create any other security interest over its assets in any cases other than those specified in Clause 12.2 below without the Bank’s prior written consent (the aforesaid shall not include any retention of title or lien) or assume any guarantee commitment in respect of any third party’s payment obligation;

(m)                             to ensure that its Subsidiaries comply with the provisions of (I) above whereupon the Subsidiary in question shall comply with the obligations applicable to the Borrower;

(n)                                 to ensure that the claims of the Bank against it under this Agreement at all times rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except for obligations mandatorily preferred by law.

(o)                                 not, without having informed the Bank, dispose of operations or assets except (i) made in the ordinary course of business on an arm’s length basis, (ii) in exchange for comparable assets, (iii) of obsolete plant or equipment for cash, or (iv) with the prior written consent of the Bank (which consent should not be unreasonably withheld) from a Group company to another Group company;

(p)                                 to quarterly, in writing, within 30 days after end of each quarter, starting May 31st 2009, report to the Bank according to provisions (q) and (r) below and to any current and future covenant;

(q)                                 to ensure that the Borrower’s consolidated Equity Ratio always exceeds 35% at the end of each quarter of a year calculated according to Appendix 2; and

(r)                                    to ensure that the consolidated ratio of the Borrower’s Net Debt to EBITDA never exceeds 4,0 at the end of each quarter of a year calculated according to Appendix 2 (EBITDA shall be calculated on rolling 12 months, i.e. the latest 12 months);

(s)                                     until April 30th, 2010, (1) to not pay any dividends to its parent, The Container Store Inc., (2) to not make any repayments of principal on intercompany debt owed to its parent, The Container Store, Inc. and (3) to not decrease the price of goods sold to its parent, The

Container Store, inc.;

(t)                                    that after April 30th, 2010, any dividends paid to its parent, The Container Store, Inc., will be based on the Borrower’s future net income and on historical intercompany practices as between the Borrower and its parent, The Container Store, Inc.

12.2                        However, the Borrower’s obligations pursuant to Clauses 12.1 (I) and (m) above shall not include the following pledges or security:

(a)         pledges which rise in the Borrower’s or its Subsidiaries operations by law;

(b)         pledges due to litigation or proceedings involving the Borrower or any Subsidiary before courts of law or arbitral tribunals or due to matters involving the Borrower which are dealt with by courts of law or public authorities;

(c)          pledges and other security related to the Borrower’s or its Subsidiaries issuance of covered bonds;

(d)         pledges and other security in the ordinary course if its business.; and

(e)          pledges or other security securing indebtedness of SEK 10,000,000 in aggregate.

12.3                        The undertakings in Clause 12.1 remain in force from the date of this Agreement for so long as any amount is outstanding hereunder.

13.                               EVENTS OF DEFAULT

13.1                        The Bank shall be entitled to give notice of cancellation of its obligations under this Agreement and demand repayment of all Loans provided under this Agreement with accrued interest and other claims against the Borrower resulting from this Agreement, on the date which the Bank determines, where any of the following circumstances occur:

(a)                                 the Borrower does not pay on the due date any amount payable pursuant to this Agreement unless its failure to pay is caused by administrative or technical error and payment is made within five (5) Banking Days of the due date;

(b)                                 the Borrower does not comply with any provision of this Agreement (other than that referred to in sub clause (a) above and such failure is not remedied within the earlier of (i) ten (10) days after notice from the Bank and (ii) ten (10) days after the Borrower having become aware of such failure;

(c)                                  the Borrower or any Subsidiary fails to duly perform, or comply with, any other payment obligations towards the Bank unless its failure to pay is caused by administrative or technical error and payment is made within five (5) Banking Days of the due date;

(d)                                 the Borrower or any Subsidiary fails to make payment on the due date in relation to Financial Indebtedness having an aggregate principal amount more than SEK 5,000,000 other than in relation to the Bank, any of the Borrower’s or any Subsidiaries’ Financial Indebtedness having an aggregate principal amount more than SEK 5,000,000 is declared to be due and payable prior to its specified maturity or any other ground for such declaration has occurred or where any creditor of the Borrower or any Subsidiary cancels a loan commitment or other binding commitment regarding the provision of such Financial Indebtedness;

(e)                                  the Borrower or any Subsidiary has been placed into insolvent liquidation, commenced negotiations for a composition, applied for a company reorganisation order (or has commenced similar proceedings) or has suspended its payments or been placed into liquidation;

(f)                                   any attachment, sequestration, distress or execution affects any asset or assets of a member of the Group; or

(g)                                  any other circumstances exist which give the Bank reasonable grounds to assume that the Borrower’s conditions for, and/or possibilities to, make payment or to perform other material obligations towards the Bank pursuant to this Agreement have deteriorated significantly.

13.2                       Where repayment is demanded due to cancellation by the Bank pursuant to the aforesaid, the Borrower shall be obliged to indemnify the Bank, on demand, for the reasonable costs and losses which may thereby be incurred by the Bank.

14.                               CHANGE IN CIRCUMSTANCES AND INCREASED COSTS, etc.

14.1                        Unless otherwise set out in the second paragraph of this sub clause 14.1, in the event Swedish or foreign legislation, the actions of Swedish or foreign public authorities, or circumstances which affect the Swedish or a foreign credit or currency market directly or indirectly make it impossible or significantly more expensive for the Bank to provide or maintain any Loan or otherwise fulfil its obligations pursuant to this Agreement, the Bank shall be entitled to terminate this Agreement with immediate effect and demand repayment of any Loan on a date determined by the Bank. The Borrower shall thereupon on demand indemnify the Bank for increased costs up to the date of repayment of the Loan in question and for such costs which the Bank incurs due to repayment being made other than on the Repayment Date. The Bank hereby undertakes to inform the Borrower without unreasonable delay of such events as referred to in this Clause 14.1.

In the event any of the changed circumstances as referred to in the foregoing paragraph only give rise to an increased cost for the Bank, the Bank shall on request by the Borrower maintain the Loan(s), provided the Borrower indemnifies the Bank for any costs already incurred together with any future costs that the Bank incurs in connection therewith.

14.2                        The Borrower shall on demand by the Bank, pay to the Bank the amount of any increased costs incurred by the Bank as a result of the introduction of or any change in any law or regulation (including for the avoidance of doubt any amended rules regarding capital adequacy (such as for example any amended rules due to the implementation of Basel II) or obligations regarding provisions for losses) made after the date of this Agreement which are incurred or suffered by the Bank to the extent that it is attributable to the Bank funding or performing its obligations under this Agreement.

14.3                        In the event the Borrower incurs additional expenses pursuant to any of the provisions of this Clause 14, the Borrower shall be entitled to terminate this Agreement immediately provided that all Loans are repaid at the same time together with accrued interest thereon and other documented costs incurred by the Bank in connection with such repayment.

15.                               SET OFF

15.1                        All payments to be made by the Borrower hereunder shall be calculated and be made without any set-off or counterclaim.

15.2                        The Borrower authorises the Bank to apply any credit balance to which the Borrower is entitled on any account of the Borrower with the Bank in satisfaction of any sum due and payable from the Borrower to the Bank under this Agreement whether matured or unmatured. For this purpose, the Bank is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application.

15.3                        The Bank shall not be obliged to exercise any right given to it by Clause 15.2.

16.                               ASSIGNMENT

16.1                       The Borrower shall not be entitled to assign its rights or obligations under this Agreement in whole or in part, without the Bank’s prior written consent.

16.2                       The Bank shall be entitled to assign its rights and obligations under this Agreement in whole or in part to another financial institution subject to the

Borrower’s prior written consent, which consent shall not be unreasonably withheld. However, the Bank shall at all times be entitled to assign its rights and obligations under this Agreement without the Borrower’s consent to another company within the same group as the Bank and to other companies if an Event of Default is continuing. All costs which the Bank may incur due to such assignment shall be borne by the Bank. Prior to a contemplated assignment, the Bank shall notify the Borrower of its intentions without being required to name the prospective assignee and as soon as possible after the execution of the assignment agreement the Bank shall inform the Borrower of the name of the assignee.

17.                               NOTICES, etc.

17.1                        Any communication under, or in connection with, this Agreement, except for Utilisation Requests, shall be in writing and may be given in person, by post or fax to the contacts set out below.

The Borrower:

Elfa International AB

Attention: CEO or CFO

Postal address: 593 87 VÄSTERVIK

Fax number: + 46 490 846 25

The Bank:

Tjustbygdens Sparbank AB

Att: Företagsavdelningen

Visiting address: Kvarngatan 20, Västervik

Postal address: Box 322, 593 24 VÄSTERVIK

Fax number: +46 490 815120

The Borrower and the Bank shall notify each other of any changes of addresses or fax numbers.

17.2                        Except as provided in Clause 17.3 below, any communication in connection with this Agreement shall be deemed to be received as follows:

(a)                            if delivered in person, at the time of delivery;

(b)                            if delivered by post, three Banking Days after being deposited in the post, postage prepaid, in a correctly addressed envelope; and

(c)                             if by fax when received in legible form.

17.3                       A communication deemed to be received under the foregoing Clause 17.2 but received on a non-Banking Day or on a Banking Day after 16:00 am will only be deemed to be received on the next Banking Day at the recipient.

18.                               LIMITATION OF THE BANK’S LIABILITY

18.1                        The Bank shall not be held responsible for any loss or damage resulting from a Swedish legal enactment, the intervention of a Swedish public authority, an act of war, a strike, blockade, boycott, lockout or any other similar circumstance. The reservation in respect of strikes, blockades, boycotts and lockouts applies even if the Bank itself takes such measures or is the subject of such measures.

18.2                        Any loss or damage arising from any other cause shall not be indemnified by the Bank, where the Bank has observed normal care. The Bank cannot be held responsible for any indirect loss or damage.

18.3                        Where the Bank is prevented from effecting payments, or, taking other measures due to circumstances as indicated in the first paragraph, the measures in question may be postponed until the obstacle has been removed. Where a payment has been postponed, then the Bank shall, in case it has undertaken to pay interest, pay interest at the rate applicable at maturity.

18.4                        Where the Bank, due to circumstances as indicated in the first paragraph, is prevented from receiving payments, the Bank shall be entitled to interest for the period during which the obstacle remains, only under the terms and conditions in force at maturity.

19.                               AMENDMENTS

In order to be binding, any supplements and amendments to this Agreement must be made in writing.

20.                               TERM

This Agreement shall remain in force during the Facility Period. Notwithstanding the expiration of the Facility Period, the Borrower’s obligations pursuant to this Agreement shall remain in force until fully discharged.

21.                               GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by Swedish Law. The District Court of Stockholm shall have jurisdiction as the court of first instance to settle any dispute arising out of or in connection with this Agreement.

This Agreement has been executed in two (2) originals of which each party has taken one.

Västervik, April 27th 2009

TJUSTBYGDENS SPARBANK AB	ELFA INTERNATIONAL AB

/s/ Mats Hasselquist	/s/ Per Von Mentzer
Mats Hasselquist	Per Von Mentzer

/s/ Thomas Bjorkberger	/s/ Jorgen Nilsson
Thomas Bjorkberger	Jorgen Nilsson

CONFIRMATION

WHEREAS,

(a) Tjustbygdens Sparbank AB has transferred all their rights under a Revolving Credit and Term Loan Facility Agreement dated April 27th, 2009, with an original loan amount of SEK 312,500,000 and with ourselves as borrower, to Swedbank AB.

(b) we, the undersigned, has pledged certain assets (detailed in Annex 1) to Tjustbygdens Sparbank AB as security for our due fulfillment of all obligations under the aforementioned loan agreement as well as for all other claims that Tjustbygdens Sparbank might have against Elfa International AB.

(c) we, the undersigned, has issued a guarantee dated 2009-04-27 for all our subsidiaries ad infinitum obligations towards Tjustbygdens Sparbank AB. (Annex 2)

WE HEREBY CONFIRM

that all assets (detailed in Annex 1) that we have pledged to Tjustbygdens Sparbank AB as well as the guarantee mentioned under (c) above will, after the transfer of all rights under the above mentioned loan agreement, also serve as security for all the obligations towards Swedbank AB under the aforementioned loan agreement as if Swedbank AB had been the initial lender to Elfa International AB.

For the avoidance of doubt it is hereby also confirmed that since Tjustbygdens Sparbank AB have remaining claims on Elfa International AB for which claims the assets (detailed in Annex 1) as well as the guarantee mentioned under (c) above are pledged, Swebank AB and Tjustbygdens Sparbank AB have equal rights to the pledged assets as well as the guarantee mentioned under (c) above, according to their respective claims on Elfa International AB.

Malmö and Västervik, January 24th, 2012

/s/ Per Von Mentzer

ELFA INTERNATIONAL AB

TRANSFER CERTIFICATE

ELFA INTERNATIONAL AB (“the Borrower”), TJUSTBYGDENS SPARBANK AB (“the Bank”) and SWEDBANK AB (“ the New Bank”) has on September XX th, 2011 issued this Transfer Certificate in relation to a

SEK 312,500,000 REVOLVING CREDIT AND TREM LOAN FACILITY AGGREMENT DATED APRIL 27th, 2009 (the “Agreement”)

1.                              We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.                              We refer to Clause 16 (Assignment):

(a)                                   The Bank and the New Bank agree to the Bank transferring to the New Bank all of the Bank’s commitments, rights and obligations referred to in the Agreement and in Schedule 1.

(b)                                   The transfer date is January xx, 2012.

(c)                                    The New Bank and address, fax number and attention details for notices of the New Bank for the purposes of Clause 17 (Notices, etc.) are set out in Schedule 1.

3.                              The New Bank expressly acknowledges the limitations on the Bank’s obligations set out in paragraph of Clause 18 (Limitation of the Bank’s Liability).

4.                              This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.                              Elfa International AB confirms by its signature on this Transfer Certificate i.a. that the Bank shall have the right to receive all future information about the transferred commitments, rights and obligations as if the transfer had not been accomplished.

6.                              This Transfer Certificate is governed by the laws of Sweden.

SWEDBANK AB (publ)	TJUSTBYGDENS SPARBANK AB

/s/ Per Von Mentzer

ELFA INTERNATIONAL AB

CONFIRMATION

WHEREAS,

(a) we, the undersigned, have been informed that Tjustbygdens Sparbank AB has transferred all their rights under a Revolving Credit and Term Loan Facility Agreement dated April 27th, 2009, with an original loan amount of SEK 312,500,000 and with Elfa International AB as borrower to Swedbank AB.

(b) we, the undersigned, have pledged certain assets (detailed in Annex 1) to Tjustbygdens Sparbank AB as security for Elfa International AB’s due fulfillment of all obligations under the aforementioned loan agreement as well as for all other claims that Tjustbygdens Sparbank might have against Elfa international AB

WE HEREBY CONFIRM

that all assets and detailed in Annex 1 that we have pledged to Tjustbygdens Sparbank AB will, after the transfer of all rights under the above mentioned loan agreement, also serve as security for all the obligations towards Swedbank AB under the aforementioned loan agreement as if Swedbank AB had been the initial lender to Elfa International AB.

For the avoidance of doubt it is hereby also confirmed that since Tjustbygdens Sparbank AB have remaining claims on Elfa International AB for which claims the assets detailed in Annex 1 are pledged, Swebank AB and Tjustbygdens Sparbank AB have equal rights to the pledged assets, according to their respective claims on Elfa International AB.

Malmö and Västervik, January    th, 2012

ELFA SWEDEN AB	OY ELFA FINLAND	ELFA LUMI AB

LUMINATOR AKTIEBOLAG